Exhibit (l)(6)

                               PURCHASE AGREEMENT


     Firstar Funds, Inc., a Wisconsin corporation (the "Company"), and B.C. Ziegler & Company ("B.C. Ziegler") hereby agree as follows:

     1. The Company hereby offers B.C. Ziegler and B.C. Ziegler hereby purchases, in consideration for the payment of $10.00 for each share, one share of beneficial interest of the MidCap Index Fund - Institutional, one share of the MidCap Index Fund - Series A, and one share of the MidCap Index Fund - Series B for a purchase price corresponding to the net asset value per share as listed in Exhibit 1 to this agreement.

     2. B.C. Ziegler acknowledges that the shares purchased hereunder have not been registered under the federal securities laws and that the Company is relying on certain exemptions from such registration requirements. B.C. Ziegler represents and warrants that it is acquiring such shares solely for investment purposes and that B.C. Ziegler has no present intention to redeem, sell or otherwise dispose of the shares.

     3. This Agreement shall be governed by the law of the State of Wisconsin. Firstar Funds is a corporation organized under the laws of Wisconsin and under Articles of Incorporation, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Wisconsin as required by law, and to any and all amendments thereto so filed or hereafter filed.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 3rd day of November, 1999.

(SEAL)

                                                  FIRSTAR FUNDS, INC.



                                                  By: /s/Laura Rauman
                                                      --------------------
                                                  Name:  Laura Rauman
                                                         -----------------
                                                  Title: Vice President
                                                         -----------------

                                                  B.C. ZIEGLER & COMPANY


                                                  By: /s/Robert J. Tuszynski
                                                      ----------------------
                                                  Name:  Robert J. Tuszynski
                                                         -------------------
                                                  Title: Vice President
                                                         -------------------

                                   EXHIBIT 1
                                   ---------

Firstar MidCap Index Fund - Institutional         $10.00
                                                  ------

Firstar MidCap Index - Series A                   $10.00
                                                  ------

Firstar MidCap Index Fund - Series B              $10.00
                                                  ------

Total consideration for one share of each series  $30.00
                                                  ------